Exhibit 99.1

news

595 South Federal Highway, Suite 500, Boca Raton, FL 33432 • 561-955-7300

FOR IMMEDIATE RELEASE	SYMBOL: DEVC
Friday, March 3, 2006	TRADED: Nasdaq

DEVCON SELLS ITS ANTIGUA MATERIALS OPERATIONS FOR $5.1 MILLION

BOCA RATON, Fla., March 3rd — Devcon International Corp. (NASDAQ: DEVC) announced today that it completed the sale of all of the issued and outstanding common shares of Antigua Masonry Products, Ltd., or AMP, which owns and operates Devcon’s Antigua materials operations, to a group of investors for $5.1 million in cash, subject to certain adjustments. The Stock Purchase Agreement entered into on March 2, 2006 with the investment group supercedes the Stock Purchase Agreement Devcon previously entered into on January 23, 2006 with Donald L. Smith, Jr., which has been terminated. The terms and conditions of the new Stock Purchase Agreement included the sale of substantially the same assets and operations included in the superceded agreement and an additional $100,000 of cash consideration.

About Devcon

Devcon has three operating divisions. The Security Services Division provides electronic security services to commercial and residential customers in selected Florida markets. The Construction Division dredges harbors, builds marine facilities, constructs golf courses and prepares residential, commercial and industrial sites, primarily in the Bahamas and the eastern Caribbean. The Materials Division produces and distributes crushed stone, ready-mix concrete and concrete block in the eastern Caribbean with principal operations, on St. Maarten in the Netherlands Antilles, on St. Martin in the French West Indies, and on Puerto Rico.

Forward-Looking Statements

This press release may contain statements, which are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Devcon’s future results of operations, financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. You should not rely on forward-looking statements because Devcon’s actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business, and other risks and uncertainties discussed under the heading “Risks Related to our Business” in Devcon’s Annual Report on Form 10-K for the year ended December 31, 2004 as filed with the Securities and Exchange Commission, and other reports Devcon files from time to time with the Securities and Exchange Commission. Devcon does not intend to and undertakes no duty to update the information contained in this press release.

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FOR MORE INFORMATION:	Stephen J. Ruzika, President and CEO Devcon International Corp. 954-429-1500 -or- Investor Relations Consultants 727-781-5577 or E-mail: devc@mindspring.com